CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the AmericaFirst Quantitative Funds and to the use of our report dated October 3, 2018 on the financial statements and financial highlights of AmericaFirst Defensive Growth Fund, AmericaFirst Large Cap Share Buyback Fund, AmericaFirst Quantitative Strategies Fund, AmericaFirst Seasonal Rotation Fund, AmericaFirst Tactical Alpha Fund, and AmericaFirst Income Fund, each a series of shares of beneficial interest in AmericaFirst Quantitative Funds. Such financial statements and financial highlights appear in the June 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 29, 2018